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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                  Contact:
                                       Jan A.  Sneed            (212) 546-2422
                                       Steven G.Felsher         (212) 546-2440


                             GREY GLOBAL GROUP INC.
                          REPORTS FIRST QUARTER RESULTS

New York, New York - May 5, 2004--Grey Global Group Inc. (NASDAQ: GREY) today announced its results for the first quarter of 2004.

RESULTS
-------

Revenue
-------
Revenue for the first quarter was $343.9 million, an increase of 15.5% ($46.2 million) from the same quarter in 2003. Revenue growth was attributable principally to improvement in the Company's non-North American ("international") operations reflecting, in part, the impact of a weaker dollar; on a constant currency basis, revenue was up 6.8%.

Revenue for the North American operations increased by 9.9% for the quarter, with exchange rate movements having only a marginal impact. International operations reported a revenue increase of 19.9%; absent the effect of the exchange rate movements, revenue at our international operations would have been up 5.2% for the quarter.

Income of Consolidated Companies before Taxes on Income ("pre-tax profit")
--------------------------------------------------------------------------
The Company reported that consolidated pretax profit grew by 43.9% ($4.9 million) for the first quarter when compared to the corresponding quarter in 2003. This result was achieved despite a loss of $6.1 million recognized in the quarter on the sale of a subsidiary of the Company's Scandinavian operations.

Net Income/EPS
--------------
Net income was $6.3 million for the first quarter of 2004 compared with $5.1 million for the corresponding period in 2003. Currency movements did not have a significant impact on the consolidated net income.

Basic and diluted earnings per common share for the three months ended March 31, 2004 were $4.64 and $4.50, respectively, compared to $3.41 and $3.12 for the same quarter in 2003.

COMPANY COMMENT
---------------

First quarter profit showed significant improvement as a result of top line growth in Europe and the benefits of restructuring effected in that region in recent years. Further, these European gains were made despite the recognition of a significant loss in connection with the sale of a business in Scandinavia. The Company's North American business continued to grow and show improved operating income.





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GREY/2004 Company Comment
Page Two


The Company continues to be the beneficiary of new assignments from important on-going clients including Procter & Gamble, Novartis, BAT, Eli Lilly, 3M, GlaxoSmithKline, Wyeth, Volkswagen and Teleflora.

Major new synchronized assignments awarded to multiple business units include Nokia in the United States to Grey Worldwide, our key advertising agency network, and MediaCom; and a regional Scandinavian win of BR Toys (which includes Toys R Us) by Grey Worldwide, MediaCom and Grey Direct. Other important new business highlights include assignments from MetLife in China, Bausch & Lomb in Taiwan, BASF in Australia, Banca Intesa in Italy and BBC Worldwide in the United Kingdom.


                                    * * * * *

Grey Global Group ranks among the largest global communications companies in the world. Grey Global Group operates branded independent business units in many communications disciplines including general advertising, public relations/public affairs, direct marketing, internet communications, healthcare marketing, brand strategy and design, and on-line and off-line media services.

--------------------------------------------------------------------------------

(Part of this announcement may contain forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward Looking Statements" contained in the Company's most recent Form 10-K and in other filings.)

                                 (Chart follows)


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          Grey Global Group Inc. and Consolidated Subsidiary Companies
                 Condensed Consolidated Statements of Operations


--------------------------------------------------------------------------------------------------
                                                                For the Three Months
                                                                   Ended March 31
                                                   -----------------------------------------------
(in thousands, except share and per share data)             2004                    2003
--------------------------------------------------------------------------------------------------

 Revenue                                                 $ 343,870              $ 297,643

 Income of consolidated companies before taxes on
 income                                                     15,967                 11,093
 Provision for taxes on income                               8,143                  5,214
 Minority interest applicable to consolidated
 companies                                                  (1,774)                  (997)
 Equity in earnings of nonconsolidated
 affiliated companies                                          254                    189
                                                   -----------------------------------------------
 Net income                                              $   6,304              $   5,071
                                                   ===============================================

 Weighted average number of common  shares
 outstanding
   - Basic                                               1,358,970              1,262,132
                                                   ===============================================
    - Diluted                                            1,402,124              1,389,996
                                                   ===============================================
 Earnings  per common share (Note 1)
   - Basic                                                 $  4.64                $  3.41
                                                   ===============================================
   - Diluted (Note 2)                                      $  4.50                $  3.12
---------------------------------------------------===============================================

1. Earnings used in the computation of basic and diluted earnings per share in the first quarter of 2003 were reduced by the increase in value of the Company's Preferred Stock; the Preferred Stock was redeemed on April 7, 2004 at a value determined as at December 31, 2003 and, accordingly, there was no such reduction after that date.

2. After giving effect to amounts attributable to the assumed exercise of dilutive stock options and the effect of certain share grants pursuant to the Company's stock incentive plans.


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